Exhibit 5.1

January 12, 2012

AmeriGas Finance Corp.

AmeriGas Finance LLC

AmeriGas Partners, L.P.

460 North Gulph Road

King of Prussia, Pennsylvania 19406

RE:	AmeriGas Partners, L.P., AmeriGas Finance LLC, and AmeriGas Finance Corp.

Registration Statement on Form S-3 (Registration Nos. 333-178879, 333-178879-01, and 333-178879-02)

Ladies and Gentlemen:

This opinion is rendered at the request of AmeriGas Partners, L.P., a Delaware limited partnership (the “Guarantor”), AmeriGas Finance LLC (“AmeriGas LLC”), a Delaware limited liability company, and AmeriGas Finance Corp., a Delaware corporation (together with AmeriGas LLC, the “Issuers”), in connection with the sale of $550,000,000 principal amount of 6.75% Senior Notes due 2020 (the “2020 Notes”) and $1,000,000,000 principal amount of 7.00% Senior Notes due 2022 (together with the 2020 Notes, the “Notes”) of the Issuers pursuant to a prospectus that supplements (the “Prospectus Supplement”) the above-referenced Registration Statement (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”). The Notes and related guarantees (the “Guarantees”) of the Guarantor have been issued under an Indenture dated as of January 12, 2012, as supplemented by the first supplemental indenture dated as of January 12, 2012 (as so supplemented, the “Indenture”), by and among the Issuers, the Guarantor, and U.S. Bank National Association, as trustee (the “Trustee”).

In connection with this opinion, we have examined the Registration Statement, the Prospectus Supplement, the Indenture, originals, or copies certified or otherwise identified to our satisfaction, of AmeriGas Finance Corp.’s Articles of Incorporation and Bylaws, AmeriGas LLC’s Certificate of Formation and Agreement of Limited Liability Company, dated as of October 12, 2011, and AmeriGas Partners, L.P.’s Certificate of Limited Partnership and Fourth Amended and Restated Agreement of Limited Partnership, dated as of July 27, 2009, and such other documents, records and instruments of the Issuers and the Guarantor as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

We have also assumed for purposes of our opinion that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Indenture constitutes a legal, valid and binding obligation of the Trustee, that the Trustee has duly authenticated the Notes, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Based upon the foregoing, we are of the opinion that the Notes and the Guarantees constitute legal, valid and binding obligations of the Issuers and the Guarantor, respectively.

The opinions expressed herein are subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

Under applicable law, guarantors may be entitled to certain rights or protections, which, as a matter of statutory or common law, may not be waived or altered. We express no opinion herein as to the enforceability of any provisions of the Guarantees that purport to waive or alter such rights or protections, except to the extent permitted by law.

The opinions expressed herein are limited to the laws of the State of New York, the Delaware General Corporation Law, the Delaware Limited Liability Company Act, and the Delaware Revised Uniform Limited Partnership Act, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP